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Exhibit 99.1

Contacts:
Investors: Myesha Edwards, InterMune, Inc., 415-466-2242, ir@intermune.com
Media: Ian McConnell, WeissCom Partners, Inc. 415-362-5018, ian@weisscom.net

INTERMUNE ANNOUNCES PROPOSED CONVERTIBLE DEBT OFFERING

BRISBANE, Calif., Feb. 9, 2004—InterMune, Inc. (Nasdaq: ITMN) today announced that it proposes to offer a new issue of $150 million principal amount of Convertible Senior Notes due 2011 through a Rule 144A private placement offering to qualified institutional buyers. These Notes would be convertible into InterMune common stock at a price to be determined. The company also intends to grant the initial purchasers of the Notes an option to purchase an additional $20 million principal amount of the Notes.

InterMune intends to use the net proceeds of the anticipated offering to purchase or redeem the Company's outstanding convertible notes. To the extent that it does not purchase or redeem all of these outstanding notes, InterMune intends to use the net proceeds of the anticipated offering for working capital and other general corporate purposes.

The Notes and common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

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  Exhibit 99.1
INTERMUNE ANNOUNCES PROPOSED CONVERTIBLE DEBT OFFERING